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                                                                       EXHIBIT 5


August 13, 2001

Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036

Verizon Global Funding Corp.
3900 Washington Avenue
Wilmington, Delaware  19802

Ladies and Gentlemen:

I have examined the Registration Statement of Verizon Global Funding Corp. (the "Company") and Verizon Communications Inc. ("Verizon") on Form S-3 under the Securities Act of 1933, as amended, and the accompanying Prospectus pertaining to the offer and sale by the selling holders named or to be named therein of up to $5,442,079,000 aggregate principal amount at maturity of the Company's Zero Coupon Convertible Notes due 2021 (the "Notes") and the shares of common stock of Verizon issuable upon conversion of the Notes (the "Verizon Common Stock"). The Notes are supported as to payment of principal and interest, if any, pursuant to the terms of a Support Agreement dated as of October 31, 2000 between the Company and Verizon (the "Support Agreement"). In addition, the Company and Verizon have entered into a Share Contribution Agreement dated as of May 15, 2001 (the "Share Contribution Agreement"). The Registration Statement also covers the Support Agreement and Share Contribution Agreement.

I have also examined each of the Company's and Verizon's Restated Certificate of Incorporation, as amended, and such corporate records and other documents as I have deemed necessary to enable me to express the opinions set forth below. I am familiar with the proceedings taken by you or proposed to be taken by you under my supervision as your counsel in connection with the issuance of the Notes, the Verizon Common Stock, the Support Agreement and the Share Contribution Agreement.

It is my opinion that:

1. the Notes have been legally and validly issued and are binding obligations of the Company;

2.  when issued and delivered upon conversion of the Notes as contemplated in
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Verizon Communications Inc.
Verizon Global Funding Corp.
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    the Registration Statement, the Verizon Common Stock will be validly issued, fully paid and nonassessable; and

3. each of the Support Agreement and Share Contribution Agreement is a legal and validly binding obligation of the Company and Verizon.

I hereby consent to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ William P. Barr